EXCLUSIVE LICENSING AGREEMENT FOR CERTAIN ASSETS OF
              SMLX, INC., AND ANY SUBSIDIARY THEREOF INTO WHICH
                  SUCH ASSETS ARE TRANSFERRED OR PLACED AND
                           PURCHASE OPTION AGREEMENT

     This agreement dated as of the 13th day of April, 1999, among VECTOR MEDICAL TECHNOLOGIES, INC., a Florida corporation (hereinafter "VECTOR"), and SMLX, INC., a Florida corporation (hereinafter "SMLX"), and made for the purpose of setting forth the parties various rights and responsibilities in regard to each other and, specifically but not exclusively as to the Assets (defined, infra), of SMLX, and the parties acknowldging good and sufficient consideration therefor agree as follows:

     1. The effective date of this Agreement shall be the date as above listed (agreement date), and this agreement does and shall supercede any and all prior agreements of the parties.

     2. The intent of the parties and of this agreement is that by the execution hereof SMLX grants to VECTOR an exclusive license, subject to the payment of royalties, as to certain assets of SMLX and any subsidiary thereof, whether said subsidiary currently exists or is hereafter formed or created.

     3. Assets of SMLX is defined to mean and comprise certain assets and property of SMLX, including but not limited to proprietary technical know-how, technical information, data, techniques, ideas, and other information (whether or not patentable) processes, inventions, discoveries, trademarks, technologies, brands, intellectual and industrial property, databases, FDA submissions and approvals, patents, inventors certificates, patent applications and issuances, products, and any and all other future and current discoveries directed or managed by SMLX or any subsidiary thereof for such technologies possessed or acquired by same for the transdermal delivery of high molecular weight drugs and other natural and synthetic materials. In addition, Assets shall comprise the above in existence at the time of this Agreement as well as matters and materials coming into existence for the duration of this agreement and for any period during which VECTOR pays royalties.

     4. SMLX warrants that there are no pending legal actions that have not been disclosed to VECTOR against it and it is aware of no matter or incident giving rise to liability that may effect the value of the Assets.

     5. The parties agree that within ten (10) days of receipt of the first monthly $75,000.00 installment due hereunder (see paragraph 6.g., infra), SMLX shall transfer any and all Assets as described in paragraph 3, supra, to a newly-formed subsidiary to be wholly owned (100%) by SMLX. SMLX shall provide VECTOR with a copy of the Articles of Incorporation and the instrument(s) of transfer of the assets forthwith.

     6. As and for royalties for the exclusive license granted in regard to the Assets by SMLX to VECTOR, VECTOR shall pay royalties as follows:


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         a.  In regard to that portion of the Assets covered by or is the subject of a patent held entirely by SMLX or its wholly-owned subsidiary, VECTOR shall pay to SMLX a royalty of four per cent (4%) of its net sales or other net revenues derived from said portion of the Assets.

         b. In regard to that portion of the Assets that is not covered or is not the subject of a patent held entirely by SMLX or its wholly-owned subsidiary, VECTOR shall pay to SMLX a royalty of three per cent (3%) of its net sales or other net revenues derived from said portion of the Assets.

         c. Net sales is herein defined as gross sales less returns or recalls and allowances and shall be predicated upon payments actually received and not upon orders taken or accounts receivable.

         d. Royalty payments shall be due from VECTOR to SMLX quarterly within forty-five (45) days from the end of any calendar quarter for which royalties are payable.

         e. This license is exclusive to VECTOR and may be assigned by it upon the same terms.

         f. This exclusive license shall, at VECTOR's option, continue for a period of ten (10) years from the agreement date.

         g. VECTOR shall pay SMLX non-refundable advances against future royalties to be used solely by SMLX or its wholly-owned subsidiary for the purpose of providing "Feasibility Studies" for development of technologies to supplement and enhance the Assets. Feasibility Studies shall be as defined in addendum "A" attached hereto and which is incorporated herein. Said non-fundable advances against future royalties may be paid for a period of four (4) years from the date of agreement date, subject to the option to purchase, described infra. Payments in connection with this sub-paragraph shall amount to at least $900,000.00 per year, and, notwithstanding the parties' agreement to pay royalties on a quarterly basis (see paragraph 5.c., supra), said advances shall be paid in monthly installments of at least $75,000.00. Furthermore, in regard to the advances during the initial four-year period, the parties shall meet at least ninety (90) days prior to the beginning of each calendar year to consider the ongoing feasibility of the relationship and to determine the appropriate amount of non-refundable advances to be made by VECTOR to SMLX in the coming twelve month period and to agree upon projects and procedures to be funded. Finally, SMLX acknowledges receipt of an initial non-refundable advance against future royalties paid by VECTOR on January 21, 1999 in the amount of $75,000.00.

     7. In the event that VECTOR fails to make its payments in connection herewith, said failure to make payments shall not constitute a default hereunder until such time as SMLX notifies VECTOR in writing of the failure to receive payment and the expiration of twenty (20) days from the giving of said notice. If within said twenty days VECTOR fails to cure the non-payment, this Agreement shall be deemed null and void and the exclusive license and option granted hereunder terminated without further obligation or liability of one party to the other.

     8. VECTOR, at its sole option, may declare any further obligation or performance under this agreement null and void in the event that adverse reactions to the technologies comprising the Assets occur in patients or should efficacy not qualify for submission to the FDA for subsequent approval.

In this occurrence, VECTOR shall have no liability to SMLX beyond amounts already paid (non-refundable advances against future royalties) and assets shall revert to SMLX, free and clear.

     9. SMLX grants and vends for good and valuable consideration an option to purchase one hundred per cent (100%) of the Assets, including any subsidiary corporation or entity of SMLX created pursuant to this Agreement, which option shall expire four (4) years from the date hereof. VECTOR shall not exercise this option prior to the first anniversary following the agreement date. The purchase price to be paid for the Assets, including any subsidiary corporation or entity, shall be determined by the U.S. Dollar amount of gross sales attributable to the Assets in the preceding twelve-month period:

         GROSS SALES (Millions)     PURCHASE PRICE (Millions)

         $0-$19.9 million                $3.6 million
         $20.0-$49.9 million             $4.6 million
         $50.0-$99.9 million             $5.6 million
         $100.0-or more million          $6.6 million

     VECTOR may elect to pay all or a portion of the purchase price as above in either U.S. Dollars or the equivalent value in shares of VECTOR common stock at such time as VECTOR registered and tradeable common stock is traded on either the NASDAQ, American Stock Exchange or New York Stock Exchange. However, in the event that VECTOR's stock price is less than $5.00 per share, no more than one-half of the purchase price shall be paid in VECTOR stock. Additionally, VECTOR shall be credited toward the purchase price with all sums paid pursuant to or acknowledged in this Agreement. Notwithstanding the outright purchase as described herein, VECTOR shall continue to pay royalties in accordance with paragraph 6.a. and 6.b. in regard to the net profits derived from the sale of actual products that came into existence (as opposed to being in development or otherwise being part of the Assets acquired), and which were actually being sold at the time of the purchase, for the balance of the ten-year period running from the agreement date. In all other respects, the obligation to pay royalties shall cease due to VECTOR's having acquired the assets

     In regard to the payments contemplated in paragraph 6.f., in the event that VECTOR exercises its option hereunder, no further advances against future royalties shall be paid.

     Should VECTOR elect not to exercise its option and not purchase the Assets, including any subsidiary corporation or entity of SMLX created pursuant to this Agreement, VECTOR shall nevertheless be entitled to continuation of the exclusive licensing portion of this Agreement for the remainder of the ten-year period contemplated herein and all the rights and obligations attendant to same.

    10. The parties shall hold their Agreement and relationship in confidence, and this confidentiality may not be abrogated by one party without the written permission of the other. This confidentiality shall extend to the Assets.

    11. This Agreement sets forth and constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, and supersedes any and all prior agreements, understandings, promises and representations made by either party to the other concerning the subject matter and the terms applicable to this Agreement. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by all parties.

    12. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

    13. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Florida, and venue of any action arising out of this Agreement shall be Palm Beach County, Florida. Prior to initiating any court action between them, the parties agree to mediate any dispute. "Dispute" means any controversy or claim between the parties. It includes controversies or claims that are related directly or indirectly to this Agreement, any contract or any product, whether based on contract, statute, tort, fraud, fraudulent inducement, misrepresentation, or other legal or equitable theory, whenever arising or initiated, between the parties. Said mediation shall be conducted by a mutually selected mediator or, at the option of either party, by the American Arbitration Association ("AAA"). The cost of mediation shall be borne equally by the parties, unless otherwise agreed by them. Should such mediation be unsuccessful and court action be instituted or brought, the prevailing party in any action brought pursuant to the enforcement of this Agreement shall be entitled to an award of reasonable attorneys fees and costs, inclusive of any appeal.

    14. The failure of any party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement and to exercise any right under it, shall not be construed as a waiver or relinquishment of the future performance of any such terms, covenants or conditions or the future exercise of such right, but the obligations of the other party with respect to such future performance shall continue in full force and effect.

    15. Any notice or other communication required or permitted to be made or given to any party pursuant to this Agreement shall be in writing and shall be sent to each party as follows:

            VECTOR MEDICAL                 SMLX, INC.
            TECHNOLOGIES, INC.             376 Ansin Boulevard
            3785 North Federal Highway     Hallandale, FL 33009
            Suite 300
            Boca Raton, FL 33433

or to such other address as it shall designate by written notice, similarly given, to each other party, and shall be deemed given on the earlier of: (a) physical delivery to a party; and (b) 5 days after mailing by prepaid first class or express mail.

    16. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS, the parties have caused this Agreement to be executed by their authorized officers as of the day and year first above written.


VECTOR  MEDICAL                      SMLX TECHNOLOGIES, INC.
  TECHNOLOGIES, INC.



By:/s/ Don Clippinger                By:/s/ Colin N. Jones
   President                            President

                                  ADDENDUM "A"

SMLX will provide as part of the license fee the basic developmental research (Feasibility Study) for the selected target drug or substance that will be proposed for the transdermal delivery system technology of the company. A finite number of active materials, can be studied under this agreement at any given time and will be mutually agreed to in advance. If additional studies are requested it is at Vector's expense. This Feasibility Study will consist of the following areas:

1. Preliminary computer search analysis of the drug or product to determine (if possible) its chemistry, bio-distribution, metabolic fate, patient history, therapeutic use, safety, FDA status, and/or any other available literature references that would be of assistance in designing the proper protocols for the goal.

2. Preliminary patent search to determine if there may be an I P or infringement problem

3. Design the preliminary testing protocols in concert with Vector. This would include such determinations as target dosage, time parameters, delivery rates, test species and pass-fail goals.

4. Design the specific test protocol from the above and outline the test evaluation methods to be used; i.e., the lab tests and methods.

5.  Validate the test (lab) procedures to be used in above.

6.  Manufacture the test patches or application system using the drug active.

7.  Validate the manufacture of the above using GMP methods.

8.  Assist in the supervising of the testing protocol implementation.

9.  Supervise the laboratory evaluation (bench chemistry).

10. Assist Vector in the data review and evaluation.

11. Provide Vector a small quantity (up to 100 pieces) of product samples.

The goal of the feasibility study is to allow Vector to make a preliminary decision as to the potential viability of the selected active material for pursuit as a marketable product and to enter into some form of "clinical trial".

The additional required equipment, animals, human patients, specialized laboratory instruments, etc., not currently available at SMLX for any testing for the above Feasibility Study is not included in the licensing fee and will be funded as needed and as agreed to by Vector. SMLX will not be the PI on any testing involving human subjects nor will any human testing be done at any SMLX facility in the USA. Any testing required on animals covered by the USDA Animal Welfare Act will be an expense of Vector whether done at SMLX or elsewhere. If any SMLX facility is required to be modified for said animal testing to meet with governmental regulations this will be an additional expense of Vector and not part of the license fee.

Preparation of FDA or similar documentation will be at Vector's expense and is not part of the Feasibility Study phase. SMLX will fully cooperate in the preparation of these documents on a time reimbursable basis.

The results of the Feasibility Study are the property of SMLX until such time as Vector has completed its obligations under the contract.

All technology including the Feasibility Studies will become the sole and exclusive property of Vector upon the completion of the contractual obligations of Vector.